Exhibit 10.2

Layne Christensen Company
Executive Short-Term Incentive Plan

Effective Date

Layne Christensen Company ("Layne") establishes this Short-Term Incentive Plan ("STI Plan" or "Plan") effective as of January 1, 2013.

Compensation Philosophy

Layne's compensation philosophy is to structure compensation to drive financial and strategic growth and build long-term stockholder value while attracting and retaining valued talent in the markets and industries Layne serves.

Plan Objective

The intent of the STI Plan is to provide competitive cash compensation ("STI Bonuses") that rewards Participants for their performance and their contributions to Layne's overall performance. The STI Plan is an important component of a Participant's total compensation package, designed to communicate key annual corporate and individual objectives, reward efforts that achieve these objectives and align employee performance bonuses with Layne's shareholders' interests in a manner that motivates executives and employees to maximize shareholder value.

Plan Overview

This Plan is a bonus plan for certain Corporate Executives and Division Presidents selected by Layne to participate in the Plan ("Participants"). The Plan is designed to reward Participants for their roles in the achievement of Layne’s goals for the one-year performance period. All STI Bonuses under the Plan are conditioned upon achievement of one or more "Primary Goal(s)" and the achievement of one or more "Secondary Goal(s)." Primary Goal(s) achievement applies separately at the corporate-level and division level. For example, if corporate level Primary Goals(s) are not achieved, no STI Bonuses under the Plan will be made to corporate-level employees participating in the Plan even if there is achievement of one or more of the Secondary Goal(s).  However, if division-level Primary Goal(s) are achieved then division-level employees will become eligible to receive STI Bonuses (assuming the applicable Secondary Goals are met) even if the corporate-level Primary Goal(s) were not achieved.

Each Participant in the Plan has a target-level STI Bonus opportunity ("Target STI Opportunity"), expressed as a percentage of that Participant's base salary, based on the Participant's job position and level within the Company. Such Target STI Opportunity is reduced (by up to 50% of the Participant's targeted bonus) if Secondary Goal(s) achievement is less than 100% but over a minimum required threshold, and increased (by up to 100% of the Participant's targeted bonuses) if Secondary Goals(s) achievement is more than 100%.

Eligibility

The Compensation Committee (the "Compensation Committee") of Layne's Board of Directors (the "Board"), in consultation with Layne's Chief Executive Officer ("CEO"), shall select and recommend to the Board the Participants from the group of Layne's Corporate Executives and Division Presidents it desires to participate in the Plan.  An eligible employee will only become a Participant if the Board approves the Committee's recommendation. Participation in the STI Plan in one year does not automatically guarantee participation in a future year.

Performance Period

Each calendar year is a separate performance period ("Performance Period").

Establishment of Performance Period Primary Goal(s) and Secondary Goal(s)

For each Performance Period Layne shall establish:

●	The Primary Goal(s) at one or both of a Corporate Level and Division Level; and

●	The Secondary Goal(s) at one or more of a Corporate Level, Division Level, and individual performance level.

"Corporate Level" goals are based on consolidated financial results of Layne and its subsidiaries. "Division Level" goals are based on the financial results of that division.

The Primary Goal(s) for each Performance Period will be determined by the Compensation Committee based upon recommendations from the CEO and then reviewed and approved by the Board. Except as otherwise provided herein, each Participant's Target STI Opportunity will be recommended by the CEO to the Compensation Committee and, if approved by the Compensation Committee, the Compensation Committee shall recommend such Target STI Opportunity to the Board for its approval. Except with respect to the CEO or as provided herein, all Secondary Goal(s) will be developed by the CEO with the assistance of Layne's Chief Administrative Officer, submitted to the Compensation Committee for approval and recommendation, and if the Compensation Committee approves of such Secondary Goal(s), submitted to the Board for its review and approval. The Compensation Committee will recommend the Secondary Goal(s) relating to the CEO to the Board, and for approval by the Board. All Primary Goal(s) and Secondary Goal(s) for a Performance Period will be established by the end of the first quarter of each Performance Period.

Primary Goal(s)

Primary Goal(s) are established and measured at the Corporate Level and the Division Level. A Corporate Level Primary Goal applies solely to Corporate level employees, and a Division Level Primary Goal applies solely to Division level employees.

The Corporate level and the Division level Primary Goals are a function of return on net assets ("Return on Net Assets" or "RONA"). Corporate Level RONA is calculated as Layne's consolidated fiscal year's earnings before interest and taxes (inclusive of STI amounts) ("Consolidated EBIT") divided by the average of Layne's consolidated net assets for the fiscal year. Division Level RONA (calculated separately for each applicable division) is calculated as the applicable division's income before taxes (inclusive of STI amounts) ("IBT") divided by the average of the division's net assets for the fiscal year. These are referred to as "Corporate RONA" and "Division RONA", respectively.

Secondary Goals

All Participant's Secondary Goals will include:

●	A specific, measurable Corporate Level and/or Division Level goal that can be attained by the end of the Performance Period; and

●	As many as four different individual level performance goals that can be attained by the end of the Performance Period.

The applicable weighting for Participants based on their job position and level is attached as Appendix A to this Plan. The weighting among the individual-level goals shall be determined by the Participant's manager in consultation with the Chief Administrative Officer.

Targeted STI Opportunity and Payout of Performance Awards

If the Primary Goal(s) applicable to a Participant is achieved for a Performance Period and the Participant's relevant Secondary Goal(s) threshold level of achievement is attained, then the Participant shall be eligible for payment of an STI Bonus. Performance at the minimum threshold shall result in payment of 50% of the Participant's Targeted STI Opportunity. Performance at or above the maximum goal level shall result in payment of 200% of the Participant's Targeted STI Opportunity. The percentage of the Participant's Targeted STI Opportunity that shall be paid for performance within the applicable performance range shall be determined through linear interpolation of the goal's minimum, maximum and target values. The applicable Targeted STI Opportunities for Participants based on their job position and level is attached as Appendix B to this Plan.

Attainment of performance awards is to be determined by the Compensation Committee after the end of the Performance Period and then recommended to the Board for its approval. All payouts are made in cash.  Once determined pursuant to the terms and conditions set forth herein, the Board has the ability to increase or decrease individual Participant bonuses by up to 50%. A Participant must be employed by Layne on the last date of the Performance Period to be eligible to receive payout of a performance award; provided, however, the Board may, in its sole discretion, agree to waive such last date of the Performance Period requirement if in its judgment such waiver is warranted and/or such acceleration is in the best interests of the Company. Payout of performance awards will occur no later than two and one-half (2-1/2) months following the end of the Performance Period.

Administration

The Compensation Committee is responsible for overseeing the administration of the STI Plan for Participants and reviewing and recommending to the Board the payments pursuant to the STI Plan.  The Board shall have complete discretion over the STI Plan and shall determine the final STI Plan performance goals and performance awards for the CEO, based upon recommendations from the Compensation Committee. The Board shall have the sole authority to interpret and construe the Plan and decisions made by the Board shall be final and binding upon all parties concerned.

The Compensation Committee determines whether the applicable performance thresholds and performance goals have been attained, based upon audited financial results for the Performance Period and shall make recommendations as to such attainment to the Board for its approval.  Where needed, the Compensation Committee will receive reports from Finance/Accounting regarding the calculation and tracking of financial performance which relates to performance goals, and will receive reports from Layne's human resources department regarding performance goals that are not based upon financial measures.

The Board retains the right to reassess performance goals and performance awards in light of unanticipated extenuating circumstances, or other reasons, and to increase or decrease the conditions of a performance goal or the value of a performance award as the result of its reassessment.

The Board may amend or terminate the Plan at any time, in its sole discretion.

This Plan confers no right to continued employment or otherwise change a Participant's status as an "at-will" employee.

The law of the state of Delaware shall be controlling in all matters relating to the Plan, unless superseded by Federal law.

APPENDIX A – PERFORMANCE DRIVERS AND WEIGHTS

Performance Drivers and Weights
		Performance Drivers*
Title / Band	Level	One Layne Cons.	Division	Individual	Total
CEO	0	80%		20%	100%
Corporate Executives (COO, CFO, GC, CAO)	1 Corp.	80%		20%	100%
Division Presidents	1 Div.	20%	70%	10%	100%

APPENDIX B - TARGETED STI OPPORTUNITIES

TITLE	LEVEL	THRESHOLD 50% OF TARGET STI BONUS PAYABLE IF 80% OF GOAL ACHIEVED	TARGET 100% OF TARGET STI BONUS PAYABLE IF 100% OF GOAL ACHIEVED	MAXIMUM 200% OF TARGET STI BONUS PAYABLE IF 120% OR MORE OF GOAL ACHIEVED
CEO	0	50%	100%	200%
CORPORATE EXECUTIVES (COO, CFO, GC, CAO)	1 CORP.	30%	60%	120%
DIVISION PRESIDENTS	1 DIV.	30%	60%	120%